Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: June 23, 2022

St. Landry Homestead Changes Name to Catalyst Bank

Opelousas, Louisiana – St. Landry Homestead Federal Savings Bank (“St. Landry Homestead”), which has proudly served St. Landry Parish and beyond since 1922, announced today it has officially changed its name to Catalyst Bank. The name change comes on the heels of the bank’s mutual to stock conversion this past October and the organization of Catalyst Bancorp, Inc. as its parent holding company.

“Our customers played a key role in helping us raise over $50 million in completing our mutual to stock conversion,” said Joe Zanco, President and Chief Executive Officer. “Their investment has positioned us to serve as a key catalyst for economic growth across Acadiana like never before. Our new name reflects this commitment.”

“Our customers can expect the same incredible service from the same faces they’ve come to know over the years,” said Zanco. “It’s important to us that our community understands our new name is not the result of us merging with another institution.  We’re the same bank, and we’re still based right here in St. Landry Parish.”

The new name will not affect the bank’s normal business operations. From a customer perspective, account numbers, PINs, routing numbers, and other account information will remain the same. Debit cards, credit cards and checks will continue to function normally. Debit card customers will be receiving a new card with the same account number and PIN in July. The new bank name and logo are now reflected across our internet and mobile banking platforms. Visitors to stlandryhomestead.com will be automatically redirected to catalystbank.com.  New outdoor signage will be highlighted at local branches during a series of ribbon cuttings on June 27.

“We’ve been blessed to serve this community for 100 years,” said Zanco. “As we begin our second century of service, we’re focused on helping businesses grow so they can increase employment and create opportunities for people across our community to better their lives.”

About Catalyst Bank

Catalyst Bank, formerly St. Landry Homestead, has been in operation in the Acadiana region of south-central Louisiana for 100 years. Catalyst Bank offers commercial and retail banking products through its six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. With a focus on fueling business and improving lives throughout the region, Catalyst Bank is a full-service bank with $287.3 in assets at March 31, 2022, and is a wholly-owned subsidiary of Catalyst Bancorp, Inc. (Nasdaq: CLST). To learn more about Catalyst Bank, visit www.Catalystbank.com.